LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118

Exhibit 99.1

May 19, 2005	OTC BB: LBTS
NR 16

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR BEGINS SUMMER FIELD SEASON ON THE BIG CHUNK PROJECT, ILIAMNA, ALASKA

Tucson, Arizona – May 19, 2005 –Liberty Star Gold Corp (the “Company”), (symbol: LBTS.OB) is pleased to announce that fieldwork on the Big Chunk Project near Iliamna Alaska has started as of Monday May 15. It will be ongoing until freeze up expected the latter part of October. The initial work will consist of cutting lines through brush so that IP (Induced Polarization) ground geophysical crews can string wire to conduct electrical IP surveys over various targets developed from last year, initially concentrating on the White Sox area. Starting as well are geochem samplers who will take more detailed samples around anomalies identified from last season’s work. The geophysical crews will arrive about June 1 and start immediately on the brush lines cut up to that time.

Vice President Exploration Phil St George, along with helicopter, pilot and mechanic, 3 two man crews of experienced brush cutters, 3 geochem samplers and supervising geologist, cook and office assistant arrived in Iliamna Sunday. Headquarters will be at a lodge in Iliamna and field personnel will be ferried to and from the field by helicopter. This is less expensive than setting up a camp in the field. As work progresses additional personnel will arrive. The next group will include a three person geophysical crew from Zonge Engineering, and a field tech on June 1. They will work until the end of September and it is anticipated that 100 line miles of IP and 50 square miles of RIP (Reconnaissance Induced Polarization) will be completed during that four month period. Surveys will be concentrated on the White Sox area first and then move on to geochemical anomalies determined from last year. A diamond core drill rig will be mobilized about mid June and operated two 12-hour shifts per day (24 hours per day) throughout the summer, completing operations at freezeup expected in late October. During the height of the field season’s activities there will be about 22 personnel operating out of our camp in Iliamna.

.ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,

President/Director

The Company currently holds 981 mineral claims, spanning 237 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty’s Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic- intrusive feature thought to be the source of mineralization in the area.

Forward Looking Statements

This news release includes statements about expected future events that are forward-looking in nature and subject to risks and uncertainties. Forward-looking statements in this release include, but are not limited to, that work on our property will be ongoing until freeze up expected the latter part of October; that geophysical crews will arrive about June 1 who will work until the end of September and that 100 line miles of IP and 50 square miles of RIP will be completed; that diamond core drill rig will be mobilized about mid June and operated two 12-hour shifts per day (24 hours per day) throughout the summer; and that there will be about 22 personnel operating out of our camp in Iliamna. Factors which could delay or prevent these statements from occurring include inability to obtain permits, our not having sufficient funding; regulatory requirements, inability to hire contractors or determination that no commercial resources are available on our properties.

Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release, and should refer to the risk disclosure of our company set out in our SB-2 filed with the SEC on May 18, 2005.